Exhibit 2

Julián Martínez-Simancas

General Secretary and Secretary of the Board of Directors

Bilbao, April 12, 2011

To the National Securities Market Commission

Re:	Resolutions adopted by the Board of Directors regarding the call for the General Shareholders’ Meeting

Dear Sirs,

We hereby advise you that, on the date hereof, the Board of Directors of Iberdrola, S.A. (the “Company”) has unanimously adopted, among others that are not inconsistent therewith, the following resolutions:

I.	To call for the General Shareholders’ Meeting to be held on May 27 or 28, on first and second call, respectively, with the following agenda:

ITEMS RELATING TO THE ANNUAL FINANCIAL STATEMENTS, THE MANAGEMENT OF THE COMPANY AND THE RE-ELECTION OF THE COMPANY’S AUDITOR:

First.- Approval of the individual annual financial statements of the Company and of the annual financial statements consolidated with those of its subsidiaries for the fiscal year ended on December 31, 2010.

Second.- Approval of the individual management report of the Company and of the consolidated management report of the Company and its subsidiaries for the fiscal year ended on December 31, 2010.

Third.- Approval of the management and activities of the Board of Directors during the fiscal year ended on December 31, 2010 and the strategic guidelines and foundations for the current fiscal year.

Fourth.- Re-election of the auditor of the Company and of its consolidated group for fiscal year 2011.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

ITEMS RELATING TO SHAREHOLDER COMPENSATION:

Fifth.- Approval of the proposal for the allocation of profits/losses and the distribution of dividends for the fiscal year ended on December 31, 2010.

Sixth.- Approval of an increase in share capital by means of a scrip issue at a maximum reference market value of 1,909 million Euros for the free-of-charge allocation of new shares to the shareholders of the Company. Offer to the shareholders for the acquisition of their free-of-charge allocation rights at a guaranteed price. Express provision for the possibility of an incomplete allocation. Application for admission of the shares issued to listing on the Bilbao, Madrid, Barcelona and Valencia Stock Exchanges, through the Automated Quotation System (Sistema de Interconexión Bursátil). Possible variation of the maximum reference market value of the increase in share capital and of each of its installments in accordance with the conditional increase in the share capital submitted to this General Shareholders’ Meeting under item fifteen of the agenda. Delegation of powers to the Board of Directors, with the express power of substitution, including the power to implement the capital increase by means of a scrip issue on one or, at most, two occasions, as well as the power to establish the maximum amount of the capital increase and of each of its installments in accordance with said conditional increase in the share capital and within the limits of this resolution and the power to amend Article 5 of the By-Laws in each of the installments.

ITEMS RELATING TO THE COMPENSATION OF THE EXECUTIVE DIRECTOR, SENIOR MANAGERS AND OTHER MANAGERS THROUGH THE DELIVERY OF SHARES OF THE COMPANY AND EXPRESS AUTHORIZATIONS AND DELEGATIONS REQUESTED FOR THE BOARD OF DIRECTORS:

Seventh.- Approval of a Strategic Bond aimed at executive directors, senior managers and other management personnel tied to the achievement of strategic objectives for the 2011-2013 period and to be paid through the delivery of Company’s shares. Delegation to the Board of Directors of the power to implement, develop, formalize and execute such Strategic Bond.

Eighth.- Authorization to the Board of Directors, with the express power of substitution, for a term of five (5) years, to increase the share capital pursuant to the provisions of Section 297.1.b) of the Companies Law, by up to one-half of the share capital on the date of the authorization. Delegation of the power to exclude pre-emptive rights in connection with the capital increases that the Board may approve under this authorization, provided, however, that this power, together with the power contemplated in item nine, shall be limited to an aggregate maximum nominal amount equal to 20% of the share capital on the date of the authorization.

Ninth.- Authorization to the Board of Directors, with the express power of substitution, for a term of five (5) years, of the power to issue debentures or bonds that are exchangeable for and/or convertible into shares of the Company or of other companies within or outside of its Group, and

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

warrants on newly-issued or outstanding shares of the Company or of other companies within or outside of its Group, up to a maximum limit of five (5) billion euros. Establishment of the standards for determining the basis for and terms and conditions applicable to the conversion, exchange or exercise. Delegation to the Board of Directors, with the express power of substitution, of the powers required to establish the basis for and terms and conditions applicable to the conversion, exchange or exercise, as well as, in the case of convertible debentures and bonds and warrants on newly-issued shares, of the power to increase share capital to the extent required to accommodate requests for the conversion of debentures or for the exercise of warrants, with the power in the case of issues of convertible and/or exchangeable securities to exclude the pre-emptive rights of the Company’s shareholders, although this power, together with the power set forth in item eight, shall be limited to an aggregate maximum nominal amount equal to 20% of the share capital of the Company as of the date of authorization. Revocation of the authorization granted for such purposes by the shareholders at the General Shareholders’ Meeting held on March 20, 2009.

Tenth.- Authorization to the Board of Directors, with the express power of substitution, for a term of five (5) years, to issue: a) bonds or simple debentures and other fixed-income securities of a like nature (other than notes), as well as preferred stock, up to a maximum amount of twenty (20) billion euros, and b) notes up to a maximum amount at any given time, independently of the foregoing, of six (6) billion euros. Authorization for the Company to guarantee, within the limits set forth above, new issuances of securities by subsidiaries. Revocation, to the extent of the unused amount, of the delegation granted by the shareholders for such purpose at the General Shareholders’ Meeting of March 26, 2010.

Eleventh.- Authorization to the Board of Directors, with the express power of substitution, to apply for the listing on and delisting from Spanish or foreign, official or unofficial, organized or other secondary markets of the shares, debentures, bonds, notes, preferred stock or any other securities issued or to be issued, and to adopt such resolutions as may be necessary to ensure the continued listing of the shares, debentures or other securities of the Company that may then be outstanding, for which purpose the authorization granted for such purpose by the shareholders at the General Shareholders’ Meeting of March 26, 2010 is hereby deprived of effect.

Twelfth.- Authorization to the Board of Directors, with the express power of substitution, to create and fund associations and foundations, pursuant to applicable legal provisions, for which purpose the authorization granted by the shareholders at the General Shareholders’ Meeting of March 26, 2010 is hereby deprived of effect to the extent of the unused amount.

ITEMS RELATING TO AMENDMENTS OF THE BY-LAWS AND REGULATIONS:

Thirteenth.- Amendment of the By-Laws and Approval of a Restated Text:

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

13.1.-	Amendment of Article 1 of the By-Laws to include concepts from the Corporate Governance System and in the corporate interest.

13.2.-

Amendment of Articles 5 to 8, 9 to 15, 52 (which becomes Article 54), 53 (which becomes Article 55) and 57 to 62 (which become Articles 59 to 64) of the By-Laws to conform them to the latest statutory developments and to include technical and textual improvements.

13.3.-	Amendment of Articles 16 to 20, 22 to 28 and 31 of the By-Laws, to improve the regulation of the General Shareholders’ Meeting.

13.4.-	Amendment of Article 21 of the By-Laws to include technical and textual improvements to the rules for validly holding the General Shareholders’ Meeting.

13.5.-

Amendment of Articles 29, 30 and 54 to 56 (the latter becoming Articles 56 to 58) of the By-Laws to include technical and textual improvements and to round out the rules for exercising voting rights in the event of conflicts of interest.

13.6.-

Amendment of Articles 32 to 51 (with Articles 46 and 47 becoming Articles 47 and 48, and Articles 48 to 51 becoming Articles 50 to 53) and the inclusion of new Articles 46 and 49 of the By-Laws to improve the regulation of the Company’s Board of Directors and the Committees thereof and to include the latest statutory developments.

13.7.-	Approval of a restated text of the By-Laws that includes the approved amendments and consecutively renumbers the titles, chapters, sections and articles into which the By-Laws are divided.

Fourteenth.- Amendment of the Regulations for the General Shareholders’ Meeting and Approval of a New Restated Text.

ITEM RELATING TO THE MERGER BY ABSORPTION OF IBERDROLA RENOVABLES, S.A.:

Fifteenth.- Information regarding any significant changes in the assets or liabilities of the companies participating in the merger (i.e., Iberdrola, S.A. (as absorbing company) and Iberdrola Renovables, S.A. (as absorbed company)) between the date of the common terms of merger and the holding of the General Shareholders’ Meeting at which such merger is decided. Approval of the common terms of merger by absorption between Iberdrola, S.A. and Iberdrola Renovables, S.A. Approval as the merger balance sheet of the balance sheet of Iberdrola, S.A. as of December 31, 2010. Approval of the merger by absorption between Iberdrola, S.A. and Iberdrola Renovables, S.A. through the absorption of the latter by the former, causing the termination of Iberdrola Renovables, S.A. and the transfer en bloc and as a whole of all of its assets to

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Iberdrola, S.A., with an express provision for the exchange to be covered by the delivery of treasury shares of Iberdrola, S.A. and, if required, by newly-issued shares of Iberdrola, S.A. pursuant to a capital increase subject to the above, all in accordance with the common terms of merger. Conditional increase in the share capital of Iberdrola, S.A. in the amount of 148,470,011.25 Euros, by means of the issuance of 197,960,015 shares with a par value of 0.75 euro each, of the same class and series as those currently outstanding, as a result of the merger by absorption of Iberdrola Renovables, S.A. and resulting amendment of Article 5 of the By-Laws. Express provision for incomplete allocation. Request for admission to trading of the shares issued on the Bilbao, Madrid, Barcelona and Valencia Stock Exchanges through the Automated Quotation System (Sistema de Interconexión Bursátil). Delegation of powers. Establishment of procedure to facilitate the merger exchange. Adherence of the transaction to the special tax rules provided for in Chapter VIII of Title VII of the restated text of the Corporate Income Tax Law. Delegation of powers.

ITEM RELATING TO GENERAL MATTERS:

Sixteenth.- Delegation of powers to formalize and execute all resolutions adopted by the shareholders at the General Shareholders’ Meeting, for conversion thereof into a public instrument, and for the interpretation, correction and supplementation thereof or further elaboration thereon until the required registrations are made.

ITEM RELATING TO RESOLUTIONS SUBMITTED FOR A CONSULTATIVE VOTE:

Seventeenth.- Consultative vote regarding the Director compensation policy of the Company for the current fiscal year (2011) and the application of the current compensation policy during the preceding fiscal year (2010).

INFORMATION TO BE PROVIDED TO THE SHAREHOLDERS:

Information shall be provided to the shareholders at the General Shareholders’ Meeting regarding: (1) the implementation by the Board of Directors on June 30 and December 20, 2010 of an unrestricted capital increase for the free-of-charge allocation of ordinary shares issued to the shareholders of the Company, approved by the shareholders at the General Shareholders’ Meeting of March 26, 2010 under item six of the agenda, and the resulting amendment of the By-Laws; (2) the resolution approving a capital increase, adopted by the Board of Directors on March 11, 2011 pursuant to the resolution approved at the General Shareholders’ Meeting held on March 30, 2006, and the resulting amendment of the By-Laws; (3) the amendments of the Regulations of the Board of Directors approved on November 23, 2010; (3) the amendments of the Corporate Policies, the Regulations of Committees of the Board of Directors, and the other documents making up the Company’s Corporate Governance System since the last General Shareholders’ Meeting; and (5) the explanatory report regarding aspects of the equity structure

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

and the governance and control system of the Company set forth in Section 116 bis of the Securities Market Law.

II.

Approve the payment of an attendance premium in the gross amount of Euro 0.005 per share to the shareholders present or represented by proxy at the General Shareholders’ Meeting who have provided due evidence of their attendance thereat in person or by proxy.

Notice of the call to General Shareholders’ Meeting will be published in the coming days in the terms set forth by Law and Iberdrola’s Corporate Governance System.

Yours truly,

General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

IMPORTANT INFORMATION

The securities referred to herein that will be issued or delivered by IBERDROLA, S.A. in connection with its merger with IBERDROLA RENOVABLES, S.A. (the “Iberdrola Securities”) have not been, and are not intended to be registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Iberdrola Securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. relates to the securities of a Spanish company. The merger in which IBERDROLA RENOVABLES, S.A. ordinary shares will be exchanged for IBERDROLA, S.A. shares is subject to disclosure requirements of Spain that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are each located in Spain and some or all of their officers and directors may be residents of Spain or other countries different from the U.S. You may not be able to sue a Spanish company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a Spanish company and its affiliates to subject themselves to a U.S. court’s judgment.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by IBERDROLA, S.A. to the Comisión Nacional del Mercado de Valores.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

oral or written forward-looking statements attributable to IBERDROLA, S.A. or any of its members, directors, officers, employees or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.